EXHIBIT 99

Digital Power Corporation signed a $250,000 convertible note with Telkoor Power Ltd.

FREMONT, Calif., February 3, 2005, Digital Power Corporation (Amex: DPW - News) (the "Digital") announced that Telkoor Power Ltd. ("Telkoor") an Israeli limited liability company, invested $250,000 through a convertible note. Under the terms of the convertible note, Telkoor loaned $250,000 interest free until the tenth business day after Digital announced its financial results for fiscal 2005. Telkoor has the right to convert the debt to common stock at $1.06 per share. The loan will automatically convert at $1.06 per share if Digital meets its set budget for the fiscal year 2005.

Commenting on the convertible note, Jonathan Wax, President and CEO, stated, "We continue to be impressed by the level of financial support we have received from Telkoor Power Ltd. This support will expedite the strategic initiatives we have put forward in order to support our newer product lines and manufacturing initiatives in the Far East."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that Digital will be able to lower its production costs and market conditions are improving in Digital's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.